UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 30, 2014

Alteva, Inc.

(Exact name of registrant as specified in its charter)

New York	001-35724	14-1160510
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

401 Market Street, First Floor, Philadelphia, PA	19106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  877-258-3722

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events.

Prior to the events described below, Alteva, Inc. (the “Company”) (NYSE MKT: ALTV), owned an 8.108% limited partnership interest in the Orange County-Poughkeepsie Limited Partnership (the “O-P”). Verizon Wireless of the East, LP (“Verizon”) is the general partner and it and its affiliates owned the remaining 91.892% ownership interest in the O-P. The O-P provides cellular telephone service throughout the Orange County-Poughkeepsie Metropolitan Service Area.

In May 2011, the Company entered into an agreement with Verizon and Cellco Partnership, the other limited partner in the O-P at that time, that, among other things, gave the Company the right (the “Put”) to require one of the O-P’s limited partners to purchase all of our ownership interest in the O-P for an amount equal to the greater of (a) $50.0 million or (b) the product of five times 0.081081 times the O-P’s EBITDA, as defined in such Agreement, for the calendar year preceding the year in which the Put is exercised.

On April 30, 2014, the Company announced that, in accordance with its previously announced plans, the Company exercised the Put.  The gross proceeds of $50 million, which the Company received on April 30, 2014, will be used to pay taxes on the related gain, repay outstanding senior debt, fund working capital needs and support growth initiatives, including supporting the Company’s current customers and deploying solutions for new customers.  After April 30, 2014, the Company will no longer have any interest in the O-P and will no longer receive any income from the O-P.

The press release containing this announcement is attached to this Form 8-K as Exhibit 99.1.

Item 9.01          Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alteva, Inc.

Dated: May 1, 2014	By:	/s/ Brian H. Callahan
Brian H. Callahan
Executive Vice President, Chief Financial Officer and Treasurer